Exhibit 99.1

Praxair Updates First-Quarter 2013 Earnings Guidance

DANBURY, Conn.--(BUSINESS WIRE)--March 1, 2013--Praxair, Inc. (NYSE: PX) announced that it expects the impact of the Venezuelan government’s devaluation of the bolivar from 4.30 to 6.30 to result in an estimated charge to net income of approximately $0.08 per diluted share in the first quarter of 2013 due primarily to the remeasurement of the local Venezuelan balance sheet to reflect the new official 6.30 exchange rate.

The acquisition of NuCO2 INC. closed effective March 1, 2013 and is expected to be neutral to Praxair’s first-quarter 2013 earnings per share.

As a result of the Venezuela charge, first-quarter diluted earnings per share are expected to be in the range of $1.27 to $1.32. Excluding this charge, the company expects its first-quarter guidance to remain in the range of $1.35 to $1.40 adjusted diluted earnings per share.*

Praxair, Inc. is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2012 sales of $11 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies are making our planet more productive by bringing productivity and environmental benefits to a wide variety of industries including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. Additionally, financial projections or estimates exclude the impact of special items which the company believes are not indicative of ongoing business performance. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

* Adjusted diluted earnings per share (EPS) guidance is a non-GAAP measure that excludes the impact of the charges described above and is calculated below:

	Low End	High End
Expected first-quarter 2013 diluted EPS	$1.27	$1.32
Add: Venezuela currency devaluation	0.08	0.08
Adjusted diluted EPS guidance	$1.35	$1.40

CONTACT:
Praxair, Inc.
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com
or
Media
Jacqueline Hunt, 203-837-2663
jacqueline_hunt@praxair.com